Dated:   April 16th, 2006

POWER AIR ANNOUNCES $2.19 MILLION LOAN

Power Air Corporation of Livermore, California (NASD OTCBB: PWAC) a developer of state of the art zinc-air fuel cell stacks and systems, today announced the completion of a loan. The loan is secured by the assets of the company and its subsidiaries, and resulted in gross proceeds to Power Air of $2.19 million. Each lender received a note bearing interest at 10% and allowing for equity consideration certificates, entitling the bridge lenders to receive stock and warrants equal to the value of the principal they invested. Total net proceeds to Power Air are $1.98 Million.

Paulson Investment Company, Inc. structured the loan on behalf of the Company.

About Power Air Corporation

With headquarters in Livermore, California, Power Air Corporation is engaged in the business of developing, manufacturing and marketing fuel cell stacks. Power Air has the exclusive worldwide license to zinc-air fuel cell technology that has been developed at the Department of Energy's Lawrence Livermore National Laboratory for all fields of use (portable, stationary, light mobility and transportation applications) and commercialization.

For further information call +1-925-960-8777 or visit http://www.poweraircorp.com.

Investor Relations call +1-866-734-7026 or e-mail to investors@poweraircorp.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

Power Air Corporation (PWAC)	4777 Bennett Drive, Suite E, Livermore, CA, 94551	Main: +1 925 960-8777 Toll Free: +1 866 851-8777 Fax: +1 925 960-9197	Info@poweraircorp.com www.poweraircorp.com